Exhibit 4.9

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BECAUSE THEY BOTH ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

同意函

Consent Letter

本人，___唐旭___（中华人民共和国（下称“中国”）公民，身份证号码：__[***]__），为隋杭（中国公民，身份证号码：[***]）之合法配偶。本人在此确认已知悉，并且无条件并不可撤销地同意本人配偶签署下列文件（下称“交易文件”），并同意其按照交易文件的规定处置本人配偶持有、并登记在其名下的武汉阿伦游网络信息发展有限公司（下称“内资企业”）的股权：

The undersigned, _Xu Tang_, a People’s Republic of China (“China” or the “PRC”) citizen with PRC Identification Card No.: _[***]_, is the lawful spouse of Hang SUI, a PRC citizen with PRC Identification Card No.: [***]. I hereby unconditionally and irrevocably agree on the execution of the following documents (hereinafter referred to as the “Transaction Documents”) by my spouse and the disposal of the equity interests of Wuhan Alunyou Network Information Development Co., Ltd (the “Domestic Company”) held by my spouse and registered in his name according to the Transaction Documents:

1)	本人配偶与武汉木叶村网络科技有限公司（下称“武汉木叶村”）及内资企业于2024年9月23日签署的《股权质押协议》；

the Equity Interest Pledge Agreement entered into by and among my spouse, Wuhan Muyecun Network Technology Co., Ltd. (“Wuhan Muyecun”) and the Domestic Company on Sep 23, 2024;

2)	本人配偶与武汉木叶村及内资企业于2024年9月23日签署的《独家购买权协议》；及

the Exclusive Option Agreement entered into by and among my spouse, Wuhan Muyecun and the Domestic Company on Sep 23, 2024; and

3)	本人配偶于2024年9月23日向武汉木叶村出具的《授权委托书》。

the Power of Attorney issued by my spouse to Wuhan Muyecun on Sep 23, 2024.

本人确认和同意本人配偶现在和将来持有的内资企业的股权是本人配偶的个人财产，不构成本人与本人配偶的共同财产，本人配偶有权独自处理该等股权。本人在此无条件地并不可撤销地放弃任何适用之法律可能授予本人的对该等股权及其对应资产的任何权利或权益，承诺不就该等股权及其对应资产提出任何主张，包括主张该等股权及对应的资产构成本人与本人配偶的共同财产，基于该等主张而主张参与内资企业的日常运营管理或以任何方式影响本人配偶对该等股权的决定。本人进一步确认，本人配偶有权独自享有和履行其在交易文件项下的权利和义务，本人配偶履行交易文件以及对交易文件的进一步修改或终止交易文件或签署其他文件替代交易文件并不需要本人另行授权或同意。

I hereby confirm and agree that the equity interest in the Domestic Company currently and hereafter held by my spouse is his individual property, not the joint property of my spouse and I, which my spouse is entitled to dispose of on his own. I hereby unconditionally and irrevocably waive any right or interest on such equity interest and its corresponding assets that may be granted to me by any applicable laws, and undertake not to raise any claim on such equity interest and its corresponding assets, including claiming that such equity interest and its corresponding assets constitute the joint property of my spouse and me, and claiming to participate in the daily operation management of the Domestic Company or in any way impose influence on the determination of my spouse regarding such equity interest based on the claim aforementioned. I further confirm that, my spouse is entitled to enjoy his rights and perform his obligations under the Transaction Documents on his own, and my separate authority or consent is not required for my spouse’s performance of the Transaction Documents, further amendment to or termination of the Transaction Documents or execution of other documents to replace the Transaction Documents.

本人承诺，本人将签署一切必要的文件，并采取一切必要的行动，以确保（经不时修订的）交易文件得到适当的履行。

I hereby undertake to execute all necessary documents and take all necessary actions to ensure appropriate performance of the Transaction Documents (as amended from time to time).

本人同意并承诺，本人不会在任何时候作出与交易文件项下安排或本同意函相冲突的行为。如本人由于任何原因获得内资企业的任何股权，则本人应受（经不时修订的）交易文件的约束，并遵守作为内资企业的股东在（经不时修订的）交易文件项下的义务，且为此目的，一旦武汉木叶村提出要求，本人应签署格式和内容基本与（经不时修订的）的交易文件相同的一系列书面文件。

I hereby agree and covenant that, I will not act in any manner in conflict with the arrangement contemplated under the Transaction Documents or this Spousal Consent Letter at any time. If I acquire any equity interest of the Domestic Company for any reason, I shall be bound by the Transaction Documents (as amended from time to time), and comply with the obligations of shareholders of the Domestic Company under the Transaction Documents (as amended from time to time). For such purpose, at the request of Wuhan Muyecun, I will execute a series of written documents with the form and substance substantially the same as the Transaction Documents (as amended from time to time).

本人进一步确认、承诺及保证，在任何情况下，包括但不限于如出现本人和本人配偶离婚的情形，本人配偶有权独自处理其持有的内资企业的股权及对应的资产，本人不会采取任何可能影响或者妨碍本人配偶履行在交易文件下所承担的义务的行为。

I hereby further confirm, covenant and undertake, in any case, including without limitation, the occurrence of the divorce between my spouse and me, my spouse is entitled to handle the equity interest of the Domestic Company held by him and its corresponding assets, and I will not take any actions that may affect or prejudice my spouse’s performance of his duties under the Transaction Documents.

本确认函所作之承诺、确认、同意、授权不因内资公司的股权权益的增、减、合并或其他类似事件，亦不因本人丧失民事行为能力、民事行为能力受限制、死亡，或者本人与本人配偶离异等类似事件，而发生撤销、减损、无效或其他不利变化。

The covenants, confirmation, agreement, authorization under this Consent Letter shall not be revoked, impaired, nullified or adversely affected, due to increase or decrease in the equity interests of the Domestic Company, merger or other similar events, or my incapability or death, or my divorce with my spouse and the like.

本确认函的其他未尽事项，包括但不限于适用法律、争议解决、定义及释义亦与交易文件的约定相同。

For matters not specified herein, including without limitation the governing law, dispute resolution, definition and interpretation, shall be governed by the same provisions of the Transaction Documents.

本确认函以中文和英文书就。中英文版本具有同等效力。如中英文版本存在冲突，应以中文版本为准。

This Consent Letter is written in Chinese and English. Both Chinese and English versions shall have equal validity. In the case of any conflicts between Chinese version and English version, the Chinese version shall prevail.

本确认函于2024年9月23日签署。

This Consent Letter is signed on Sep 23, 2024.

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(同意函签字页/Signature page to Consent Letter)

签字：

By:	/s/ Xu TANG

唐旭
Xu TANG

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